UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 7, 2010

PHARMATHENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

As of April 7, 2010, PharmAthene, Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agency Agreement”) with Roth Capital Partners, LLC (the “Placement Agent”), relating to the Company’s registered offer and sale of shares of its common stock and warrants to purchase its common stock.  A copy of the Placement Agency Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

The Company also entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with an institutional investor.  The Securities Purchase Agreement relates to the issuance and sale to such investor in a registered offering by the Company of an aggregate of 1,666,668 shares of its common stock, at a price of $1.50 per share (each a “Share,” and, collectively, the “Shares”) and warrants (the “Warrants”) to purchase up to an additional 500,000 shares of common stock.   The Company expects to receive gross proceeds of approximately $2.5 million before placement agent fees and other expenses.  The Securities Purchase Agreement contains an agreement by the Company limiting future sales of its common stock and other securities convertible into or exercisable or exchangeable for common stock (except for indebtedness which is convertible into or exchangeable for common stock) at prices below the offering price for a period of forty-five (45) days after the offering as set forth in the  Securities  Purchase  Agreement.  The Company has also agreed to provide investors in this offering with certain rights to participate in additional offerings for a period of one year.   The Securities Purchase Agreement also contains representations, warranties, and covenants of the Company and the investor that are customary for transactions of this type. The Securities Purchase Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

The Warrants are exercisable beginning 6 months after their initial issuance at an exercise price of $1.89 per share until 5 years after they become exercisable. The exercise price and number of shares issuable upon exercise are subject to adjustment in the event of stock splits or dividends, business combinations, sale of assets or other similar transactions.  A copy of the form of Warrant is attached as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference.

Pursuant to the Placement Agency Agreement, the Placement Agent will receive an aggregate fee of 7.0% of the gross proceeds from the offering.  The aggregate amount of placement fees payable to the Placement Agent is estimated to be $175,000.  In addition, the Company will reimburse the Placement Agent for expenses incurred in connection with the offering (including reasonable attorney’s fees and expenses) in an amount not to exceed the lesser of (x) $25,000 and (y) 8% of the gross proceeds raised in the offering, less the Placement Agent’s fees.

The description of the offering provided herein is qualified in its entirety by reference to the Placement Agency Agreement and the Securities Purchase Agreement.  The Company has filed with the Securities and Exchange Commission (the “Commission”) the Placement Agency Agreement and the Securities Purchase Agreement in order to provide investors and the Company’s stockholders with information regarding their respective terms and in accordance with applicable rules and regulations of the Commission.  Each agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties.  The provisions of the Placement Agency Agreement and the Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission.

The Shares are being issued pursuant to a prospectus supplement dated April 7, 2010, filed with the Commission pursuant to Rule 424(b) under the Securities Act, as part of a shelf takedown from the Company’s registration statement on Form S-3 (File No. 333-156997), including a related prospectus, which was declared effective by the Securities and Exchange Commission on February 12, 2009.

On April 8, 2010, the Company issued a press release announcing the execution of the Placement Agency Agreement and the Securities Purchase Agreement and the general terms of the securities being offered.  The text of the press release is included as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) The following exhibits are filed herewith:

No.	Description

1.1	Placement Agency Agreement dated as of April 7, 2010 by and among the Company and Roth Capital Partners, LLC

10.1	Form of Securities Purchase Agreement dated as of April 7, 2010 between the Company and the Investor

10.2	Form of Warrant

99.1	Press Release dated April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC. (Registrant)

Date: April 8, 2010	By:	/s/ Charles A. Reinhart III
Charles A. Reinhart III
Senior Vice President and Chief Financial Officer